Exhibit 3.17

State of Utah
Department of Commerce
Division of Corporations & Commercial Code
PO Box 146705
Salt Lake City, UT 84114-6705
Phone: (801) 530-4849
            or toll free in-state (877) 526-3994
Fax:     (801) 530-6438

Articles of Organization

Important: Read instructions before completing form

1. Name of Limited Liability Company	IOMED, LLC
2. Purpose:	To engage in any lawful business permitted under Utah Law.
3. Registered Agent Name, Signature And Street Address: (must be a Utah Address where Process may be served)
CT Corporation System
136 East South Temple, Suite 2100
Salt Lake City, Utah 84111

I hereby accept appointment as Registered Agent for the above name company:

/s/ Heidi Liesch, Assistant Secretary                        August 10, 2007

The Director of the Division of Corporations shall be appointed agent of the company for service of process if the agent has resigned, the agent's authority has been revoked, or the agent cannot be found or served with the exercise of reasonable diligence.
4. Designated Office:	Utah Street Address City Zip X The company's registered office shall be its designated office.
5. Organizer(s):	The company does x does not have organizers who are not members or managers of the company.
6. Name and Address of Each Organizer who Is not a Member or Manager	1. Name: Address: Signature: Date: 2. Name: Address: Signature:
7. Management:	The company will be manager X member managed
8. Name and Address of Members/Managers: (attach an additional Page if there are more Than 2 members and/or managers)	1. EMPI Corp. Member 9800 Metric Boulevard Austin, TX 78758 Signature: /s/ HARRY ZIMMERMAN August 10, 2007
9. Duration: (may not exceed 99 Years)	X The duration of the company shall be 99 years The duration date of the company shall be
10. Principal Address:	9800 Metric Boulevard, Austin, TX 78758